SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                             FORM 15

  Certification and Notice of Termination of Registration under
     Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
        and 15(d) of the Securities Exchange Act of 1934.

                Commission File Number:  0-1234-8
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                    Advantage Companies, Inc.
  -------------------------------------------------------------
     (Exact name of registrant as specified in its charter)

                      8200 East THORN Drive
                     Wichita, Kansas  67226
                         (316) 636-7368
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       (Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

         Class A Cumulative Convertible Preferred Stock,
                    par value $1.00 per share
    --------------------------------------------------------
    (Title of each class of securities covered by this Form)

             Common Stock, par value $.01 per share
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [X]      Rule 12h-3(b)(1)(ii)  [ ]
     Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(2)(i)   [ ]
     Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(ii)  [ ]
     Rule 12g-4(a)(2)(ii) [ ]      Rule 15d-6            [ ]
     Rule 12h-3(b)(1)(i)  [X]

          Approximate number of holders of record as of the certification or notice date: 0

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Advantage Companies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: January 2, 1996    By:   /s/ John H. Slaymaker
                               ----------------------
                         Name:     John H. Slaymaker
                         Title:    President